Exhibit 16

September 22, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for MarkWest Energy Partners, L.P. (the Company) and, under the date of June 17, 2005, we reported on the consolidated financial statements of MarkWest Energy Partners, L.P. as of and for the year ended December 31, 2004, and management’s assessment of the effectivness of internal control over financial reporting as of December 31, 2004, and the effectivness of internal control over financial reporting as of December 31, 2004.  On September 20, 2005, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 20, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that: (i) the Audit Committee of the Board of Directors participated in and approved the decision to change principal accountants, (ii) that the Audit Committee of the Board of Directors participated in and approved the decision to engage Deloitte & Touche LLP, or (iii) any of the statements made under Item 4.01(b).

Very truly yours,

/s/ KPMG LLP